CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of
Oppenheimer Principal Protected Trust III:

We consent to the use of our reports dated October 17, 2011, relating to the financial statements and financial highlights of Oppenheimer Principal Protected Main Street Fund III (a series of Oppenheimer Principal Protected Trust III) and Oppenheimer Main Street Fund, incorporated by reference in this Registration Statement of Oppenheimer Principal Protected Main Street Fund III, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMGLLP
KPMG LLP

Denver, Colorado
December 23, 2011